Exhibit A

J 464

Department: Justice and Constitutional Development REPUBLIC OF SOUTH AFRICA

OFFICE OF THE CHIEF STATE LAW ADVISER

P/bag X9069, Cape Town, 8000

12th Floor, Atterbury House, 9 Riebeeck Street, Cape Town, 8001

Tel (021) 441-4900 Fax (021) 421-7923

Ref:                                               537/2016/17

Enq:                                             A Johaar

Tel:                                                   (021)441-4903

Fax:                                              (021) 421 7943

E-mail:                               AJohaar@justice.gov.za

Website:                       http://www.justice.gov.za

Date:                                         16 February 2017

Mr PJ Gordhan

Minister of Finance

Private Bag X115

PRETORIA

0001

Dear Minister Gordhan

As Acting Chief State Law Adviser of the Republic of South Africa (the “Republic” or “South Africa”), I have acted as counsel for the Republic in connection with the filing of a shelf registration statement for the Republic with the Securities and Exchange Commission of the United States of America on or about February 16, 2017.

I have examined such documents and instruments as I have deemed necessary to give this opinion, including, but not limited to, the Constitution of the Republic of South Africa, 1996, sections 66(2), 71 and 72 of the Public Finance Management Act, 1999 (Act No. 1 of 1999), as amended, the South African State Liability Act, 1957 (Act No. 20 of 1957), as amended, the Financial and Fiscal Commission Act, 1997 (Act No. 99 of 1997), the Amended and Restated Fiscal Agency Agreement, dated as of February 10, 2017 between, among others, South Africa and Citibank London, N.A., as Fiscal Agent, a form of Global Note and an Underwriting Agreement, dated December 13, 2013, and hereby opine that—

Access to Justice for All

1.                                     all necessary action has been duly taken by or on behalf of South Africa, and all necessary approvals and consents required under the laws of South Africa have been obtained, for the due authorization of the debt securities (“Debt Securities”);  and

2.                                     when duly executed and delivered against payment therefore, pursuant to any relevant underwriting agreement, pricing agreement or other contractual arrangement, the Debt Securities will be duly executed and will constitute the valid, legally binding, direct, unconditional and general obligations of South Africa and will rank equally, without any preference among themselves, with all present and future unsecured and unsubordinated general obligations of the Republic for moneys borrowed and guarantees given by South Africa in respect of money borrowed from others.

I hereby consent to the use of my name and the making of the statements with respect to me that are set forth under the caption “Validity of the Securities” in the prospectus of the Republic included in the registration statement by South Africa with the Securities and Exchange Commission and to the filing of this opinion with the Securities and Exchange Commission.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours faithfully

By	/s/ Ayesha Johaar 16 February 2017
AYESHA JOHAAR
ACTING CHIEF STATE LAW ADVISER
REPUBLIC OF SOUTH AFRICA